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                                                                    EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Amendment No. 1 to the registration statement of General Re Corporation (the "Company") on Form S-4, dated August 27, 1996, of our report dated February 6, 1996, on our audits of the consolidated financial statements and schedules of the Company as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts".


                                                 /s/ Coopers & Lybrand L.L.P.
                                                 Coopers & Lybrand L.L.P.


August 26, 1996
New York, New York